News Release

For Immediate Release	Contact:	Bob Lougee (800) 611-8488

Wednesday, September 29, 2010		bob.lougee@usamobility.com

USA Mobility Announces Executive Realignment

Springfield, VA (September 29, 2010) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced several changes to its executive management team.

Shawn E. Endsley, previously the Company’s Controller since June of 2004, has been promoted to the position of Chief Financial Officer, reporting to Vincent D. Kelly, President and Chief Executive Officer. Additionally, MyLe Chang, who joined the Company in September of 2006 and served as the Company’s Senior Director of Financial Reporting since September of 2008, has been promoted to Controller, and will continue to report to Mr. Endsley. Also, Paul Grandfield, who was hired as Vice President of Finance in October of 2005 and most recently served as the Company’s Senior Vice President of Finance since September of 2008, has been promoted to Executive Vice President of Operations. In his new role, Mr. Grandfield will also report to Mr. Kelly.

Thomas L. Schilling, previously the Company’s Chief Operating Officer and Chief Financial Officer as well as a board member, is leaving to pursue an opportunity outside the Company. Mr. Schilling joined USA Mobility in January of 2005 as Chief Financial Officer and has served as Chief Operating Officer and Chief Financial Officer of the Company since October 2007. He has been a director since May of 2008. In connection with his departure, he has resigned from the Company’s board of directors.

Commenting on the executive realignment, Mr. Kelly stated, “Tom has contributed tremendously to our organization over these past six years and we wish him the best in all his future endeavors. While we are sorry to see him go, we are also delighted at the opportunity for our management team to step up and fill his shoes. Shawn, MyLe and Paul have been and will continue to be a major part of our success along with our existing senior management team, including our Executive Vice President of Sales and Marketing, Jim Boso, Executive Vice President of Human Resources, Bonnie Culp, Chief Information Officer, Tom Saine, and Corporate Secretary and Treasurer, Sharon Woods.”

About USA Mobility
USA Mobility, Inc., headquartered in Springfield, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to organizations nationwide. The Company operates the largest one-way paging and advanced two-way paging networks in the United States. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel and T-Mobile, including BlackBerry® smartphones and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

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